Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated May 5,2015 (the “Amendment”), among Revett Mining Company, Inc., a Delaware corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Parent”), and RHL Holdings, Inc., a Delaware corporation (“Merger Sub”, and together with the Company and Parent, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated March 26, 2015 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement in order to clarify the treatment of the outstanding warrants to purchase shares of the Company’s common stock in connection with the Merger (as defined in the Merger Agreement) on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 8.6 of the Merger Agreement, the Merger Agreement may be amended by the Parties by action taken by the Board of Directors of the Parties and an instrument in writing signed by the Parties.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Merger Agreement.

2.      Amendments to the Merger Agreement. As of the date hereof, the Merger Agreement is hereby amended or modified as follows:

(a)      Section 3.2.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Stock that is listed on Section 4.2.3 of the Company Disclosure Schedule (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, Parent shall issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for a number of shares of Parent Common Stock (without interest, and subject to deduction for any required withholding Tax, with no issuance of fractional shares and the number of such shares rounded down) equal to the product of (i) the Exchange Ratio and (ii) the number of shares subject to such Warrant, with an exercise price of $6.17 per share of Parent Common Stock, pursuant to and in accordance with such holder’s Warrant (as amended). Prior to the Closing, the board of directors of the Company shall approve amendments to the Warrants to reflect the treatment of the Warrants pursuant to this Section 3.2.2 pursuant to and in accordance with Section 14(d) of the Warrants.

(b)      The second sentence of Section 6.4.1 of the Merger Agreement is hereby amended by deleting the word “Board” from the phrase “Company Board Recommendation.”

3.      Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Merger Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement or of any other Transaction Document or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Merger Agreement as amended by this Amendment.

4.      Representations and Warranties. Each Party hereby represents and warrants to the other Parties that:

(a)      It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Merger Agreement as amended by this Amendment.

(b)      This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

5.      Miscellaneous.

(a)      This Amendment is governed by, and shall be construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions of such state.

(b)      This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)      The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)      This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)      This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

REVETT MINING COMPANY, INC.

By: /s/ John G. Shanahan
Name:	John G. Shanahan
Title:	President & CEO

HECLA MINING COMPANY

By: /s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

RHL HOLDINGS, INC.

By: /s/ Don Poirier
Name:	Don Poirier
Title:	President